        News Release
Exhibit 99.1
Contact Information:
Jim Burke
Media Relations
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Elects Former US Ambassador and Commander of US Pacific Command Admiral Harry B. Harris, Jr. (Ret.) to Board of Directors

MELBOURNE, Fla., Dec. 10, 2021 — L3Harris Technologies (NYSE:LHX) today announced that Admiral Harry B. Harris, Jr., U.S. Navy (Ret.) – former U.S. Ambassador to the Republic of Korea and Commander of the U.S. Pacific Command – has been elected to the Board of Directors. His addition expands the L3Harris Board to 13 members.

Admiral Harris, 65, served as U.S Ambassador to the Republic of Korea from 2018 to 2021, working closely with leading technology companies to promote innovation and collaboration – particularly in areas such as 5G, cloud computing and cybersecurity.

“Admiral Harris has had a distinguished career and brings a wealth of international, military and technology experience to the L3Harris Board,” said William M. Brown, Executive Chair. “We look forward to his many contributions as we continue to implement our long-term growth strategy.”

During his 40-year U.S. military career, from 1978 to 2018, Admiral Harris commanded the U.S. Pacific Command (USPACOM), U.S. Pacific Fleet, U.S. 6th Fleet, NATO Striking and Support Forces, and the Joint Task Force in Guantanamo. As Commander of USPACOM, he oversaw 400,000 military and civilian personnel – across more than 50 percent of the globe. Harris also participated in numerous combat operations, including Desert Shield/Storm, Enduring Freedom, Iraqi Freedom and Odyssey Dawn. He has flown more than 4,400 hours, including 400-plus combat hours.

Admiral Harris earned a bachelor’s degree in engineering from the U.S. Naval Academy and master’s degrees in public administration from Harvard University and in national security studies from Georgetown University. He also completed the Seminar 21 fellowship at Massachusetts Institute of Technology.

“Admiral Harris’ knowledge and expertise will be tremendous assets as we expand our global presence and partnerships, and invest in developing innovative integrated technologies to address our customers’ critical missions,” said Christopher E. Kubasik, Vice Chair and Chief Executive Officer.

“I believe strongly in L3Harris’ agile approach and central mission to deliver innovative technology quickly to support warfighters who protect the U.S. and our allies,” said Admiral Harris. “I am excited to join L3Harris’ Board of Directors and will leverage my first-hand military and international experience to help move that mission forward.”

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About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea, and cyber domains. L3Harris has approximately $18 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com.

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